EXHIBIT 23.4



                              October 8, 1996



Board of Directors
First Sterling Bancorp, Inc.
80 West Lancaster Avenue
Devon, PA 19333

Gentlemen:

     Reference is made to the information set forth under the heading "THE MERGER -- Certain Federal Income Tax Consequences" contained in the Joint Proxy Statement/Prospectus included in Prime Newco, Inc.'s ("Prime") Registration Statement on Form S-4 relating to 1,654,546 shares of Prime's Common Stock that may be issued in connection with the proposed merger (the "Merger") of First Sterling Bancorp' Inc. ("First Sterling") with and into Prime. The discussion under that heading, to the extent it reflects the opinion of Kania, Lindner, Lasak and Feeney to be delivered at the closing of the Merger, and subject to the assumptions and conditions described therein, accurately summarizes the opinion we anticipate rendering at such closing.

     Our opinion will be based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the time the opinion is rendered. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurances that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion.

     We hereby consent to the filing with the Securities and Exchange Commission of the opinion as an exhibit to the Registration Statement of which the Joint Proxy Statement/Prospectus is a part and to the reference to our firm under the heading "THE MERGER -- Certain Federal Income Tax Consequences" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                         Very truly yours,


                                         KANIA, LINDNER, LASAK AND FEENEY